Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated October 8, 2010 with respect to the audited consolidated financial statements of ATSI Communications, Inc. and Subsidiaries as of and for the year ended July 31, 2010.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

February 23, 2011